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                                                                     EXHIBIT 1.1

                       GMAC EDUCATION LOAN FUNDING TRUST-I

                                  $220,000,000

                    GMAC ELF STUDENT LOAN ASSET-BACKED NOTES

                                  SERIES 2003-1

                             UNDERWRITING AGREEMENT

                                                                  MARCH 20, 2003

Salomon Smith Barney Inc.
388 Greenwich Street, 35th Floor
New York, New York 10013

and

GMAC Commercial Holding Capital Markets Corp.
1801 California Street, Suite 3700
Denver, Colorado 80202

Ladies and Gentlemen:

     GMAC ELF LLC (the "SPONSOR") proposes to cause GMAC Education Loan Funding Trust-I, a Delaware statutory trust (the "TRUST"), to issue and sell to Salomon Smith Barney Inc. and GMAC Commercial Holding Capital Markets Corp. (each an "UNDERWRITER" and collectively, the "UNDERWRITERS"), pursuant to the terms of this Underwriting Agreement (the "AGREEMENT"), the respective classes of the Trust's GMAC ELF Student Loan Asset-Backed Notes, Series 2003-1 (the "NOTES") in the classes and initial principal amounts set forth on Schedule I hereto. The Trust has been formed by the Sponsor pursuant to a trust agreement, dated as of January 15, 2003, amended and restated by an Amended and Restated Trust Agreement, dated as of March 1, 2003 (as amended and supplemented from time to time, the "TRUST AGREEMENT"), between the Sponsor and Wilmington Trust Company, as Delaware Trustee (the "DELAWARE Trustee"). The assets of the Trust will include, among other things, a pool of student loans (the "FINANCED STUDENT LOANS") and all amounts collected thereunder on and after the Closing Date, as defined below. Such Financed Student Loans will be acquired by the Trust from the Sponsor pursuant to a loan sale agreement, to be dated as of March 1, 2003 (as amended and supplemented from time to time, the "SPONSOR LOAN PURCHASE AGREEMENT"), between the Trust and the Sponsor. The Notes will be issued under an Indenture of Trust, to be dated as of March 1, 2003 (the "MASTER INDENTURE"), between the Trust, Zions First National Bank, as eligible lender trustee (the "ELIGIBLE LENDER TRUSTEE") and as indenture trustee (the "TRUSTEE"), as supplemented by the Series 2003-1 Supplemental Indenture of Trust to be dated as of March 1, 2003 (the "SUPPLEMENTAL INDENTURE" and collectively with the Master Indenture, the "INDENTURE") between the Trust and the Trustee. Upon issuance, the Notes will be secured by, among other things, Financed Student Loans pledged to the Trustee. GMAC Commercial Holding Capital Corp. ("CAPITAL CORP.") will cause the Financed Student Loans to be serviced pursuant to a

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servicing contractor agreement dated as of March 1, 2003 (the "Contractor
Agreement") between Capital Corp. and the Trust. The Sponsor is a wholly-owned subsidiary of Capital Corp. Capital Corp. will enter into a loan subservicing agreement with Great Lakes Educational Loan Services, Inc. ("GREAT LAKES" or the "SUB-SERVICER"), dated as of January 28, 2003 (the "SUBSERVICING AGREEMENT") pursuant to which the Sub-Servicer will service the Financed Student Loans. The Trust and the Trustee have entered into a custodian agreement with Great Lakes, dated as of March 1, 2003 (the "CUSTODIAN AGREEMENT"). In addition, pursuant to an Administration Agreement, to be dated as of March 1, 2003 (as amended and supplemented from time to time, the "ADMINISTRATION AGREEMENT"), among the Trust, the Delaware Trustee, GMAC Commercial Holding Capital Corp. (in such capacity, the "ADMINISTRATOR") and the Indenture Trustee, the Administrator will agree to perform certain administrative tasks on behalf of the Trust. The Trust will have the benefit of two LIBOR derivative product agreements entered into under an ISDA Master Agreement and related schedule and confirmations, each dated as of March 21, 2003 (the "LIBOR SWAP AGREEMENTS"), between the Trust and Citibank, N.A. (the "LIBOR SWAP COUNTERPARTY").

     In connection with determining the interest rates on the Notes, the Trust and the Indenture Trustee will enter into an auction agent agreement, to be dated as of March 1, 2003 (as amended and supplemented from time to time, the "AUCTION AGENT AGREEMENT"), with Deutsche Bank Trust Company Americas, as auction agent (the "AUCTION AGENT"). The Auction Agent will, in turn, enter into separate broker-dealer agreements, each to be dated as of March 1, 2003 (each, as amended and supplemented from time to time, a "BROKER-DEALER AGREEMENT"), with the Underwriters.

     This Agreement, the Trust Agreement, the Indenture, the Administration Agreement, the Custodian Agreement, the Auction Agent Agreement, the Broker-Dealer Agreements, the LIBOR Swap Agreements, the Sponsor Loan Purchase Agreement, the loan purchase agreement dated as of January 28, 2003, between the Sponsor and Education Lending Group, Inc. (the "ELG LOAN PURCHASE AGREEMENT"), (the ELG Loan Purchase Agreement together with the Sponsor Loan Purchase Agreement, the "SALE AGREEMENTS"), the eligible lender trust agreement, entered into between the Sponsor and the Eligible Lender Trustee, the eligible lender trust agreement to be entered into between the Trust and the Eligible Lender Trustee, the Contractor Agreement, the Subservicing Agreement, and the Indenture shall collectively hereinafter be referred to as the "BASIC DOCUMENTS."

     Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture or the Prospectus (defined below).

1.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

     1.1 The Sponsor represents and warrants to, and agrees with the Underwriters that:

          (a) The Sponsor has filed with the Securities and Exchange Commission (the "COMMISSION") a registration statement (No. 333-102760) on Form S-3 for the registration under the Securities Act of 1933, as amended (the "ACT"), of GMAC ELF Student Loan Asset-Backed Notes, including the Notes, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriters. The

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Sponsor has filed with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the "1933 ACT REGULATIONS") a supplement dated March 17, 2003 (the "PROSPECTUS SUPPLEMENT"), to the prospectus dated March 17, 2003 (the "BASIC PROSPECTUS"), relating to the Notes and the method of distribution thereof. Such registration statement (No. 333-102760) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the "REGISTRATION STATEMENT;" the Basic Prospectus and the Prospectus Supplement and any information incorporated therein by reference (including, without limitation, and only for purposes of clarification, any information filed with the Commission pursuant to a Current Report on Form 8-K), together with any amendment thereof or supplement thereto authorized by the Sponsor on or prior to the Closing Date for use in connection with the offering of the Notes, are hereinafter called the "PROSPECTUS". Any preliminary form of the Prospectus Supplement which has heretofore been filed pursuant to Rule 424, or prior to the effective date of the Registration Statement pursuant to Rule 402(a), or 424(a) is hereinafter called a "PRELIMINARY PROSPECTUS SUPPLEMENT."

          (b) The Registration Statement has become effective, and the Registration Statement as of its effective date (the "EFFECTIVE DATE"), and the Prospectus, as of the date of the Prospectus Supplement, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations; and the Registration Statement, as of the Effective Date, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus, as of the date of the Prospectus Supplement, did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that neither the Sponsor nor Capital Corp. makes any representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus or any amendment thereof or supplement thereto relating to the information identified by underlining or other highlighting as shown in EXHIBIT A (the "EXCLUDED INFORMATION"); and PROVIDED, FURTHER, that neither the Sponsor nor Capital Corp. makes any representations or warranties as to either (i) any information in any Computational Materials or ABS Term Sheets (each as hereinafter defined) required to be provided by the Underwriters to the Sponsor pursuant to SECTION 4.2, or (ii) as to any information contained in or omitted from the portions of the Prospectus identified by underlining or other highlighting as shown in EXHIBIT B (the "UNDERWRITER INFORMATION"); and PROVIDED, FURTHER, that neither the Sponsor nor Capital Corp. makes any representations or warranties as to any information regarding the Subservicer or the Guarantee Agencies contained in or omitted from the portions of the Prospectus Supplement under the headings "Information Relating to the Guarantee Agencies" and "Servicing of the Student Loans." The Sponsor acknowledges that, except for any Computational Materials and ABS Term Sheets, the Underwriter Information constitutes the only information furnished in writing by or on behalf of any Underwriter for use in connection with the preparation of the Registration Statement, any preliminary prospectus or the Prospectus, and the Underwriters confirm that the Underwriter Information is correct.

          (c) The Sponsor has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the requisite power to own its properties and to conduct its business as presently conducted by it.

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          (d)  This Agreement has been duly authorized, executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the Underwriters, constitutes a valid, legal and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof, subject to
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, (ii) generally principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (iii) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

          (e) As of the Closing Date (as defined herein), the Notes will conform in all material respects to the description thereof contained in the Prospectus and the representations and warranties of the Sponsor in the Basic Documents to which it is a party will be true and correct in all material respects.

     1.2  CAPITAL CORP. REPRESENTS AND WARRANTS TO AND AGREES WITH YOU THAT:

          (a) As of the Closing Date, the representations and warranties of Capital Corp. in the Basic Documents to which it is a party will be true and correct in all material respects.

          (b) This Agreement has been duly authorized, executed and delivered by Capital Corp. and, assuming the due authorization, execution and delivery by the Underwriters, constitutes a valid, legal and binding obligation of Capital Corp., enforceable against Capital Corp. in accordance with the terms hereof, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and (iii) public policy considerations underlying the securities laws to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

     1.3 EACH UNDERWRITER REPRESENTS AND WARRANTS TO AND AGREES WITH THE SPONSOR AND CAPITAL CORP. THAT:

          (a) With respect to each class of Notes being purchased by such Underwriter, the fair market value of all such Notes sold to any single Person on the date of initial sale thereof by such Underwriter will not be less than $50,000.

          (b) As of the date hereof and as of the Closing Date, such Underwriter has complied with all of its obligations hereunder, including, without limitation, SECTION 4.2, and, with respect to all Computational Materials and ABS Term Sheets provided by such Underwriter to the Sponsor pursuant to SECTION 4.2, if any, such Computational Materials and ABS Term Sheets are accurate in all material respects (taking into account the assumptions explicitly set forth in the Computational Materials or ABS Term Sheets, except to the extent of any errors therein that are caused by errors in the information furnished to the Underwriters by the Sponsor) and include all assumptions material to the preparation thereof. The Computational Materials and

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ABS Term Sheets provided by such Underwriter to the Sponsor constitute a complete set of all Computational Materials and ABS Term Sheets delivered by such Underwriter to prospective investors that are required to be filed with the Commission.

2. PURCHASE AND SALE. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Sponsor agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Sponsor, the actual principal amounts or percentage interests set forth in Schedule I hereto in the respective classes of Notes at a price for each such class set forth in SCHEDULE I hereto.

3. DELIVERY AND PAYMENT. Delivery of and payment for the Notes shall be made at the offices of Kutak Rock LLP, Denver, Colorado 80202 at 11:00 a.m., Denver time, on March 21, 2003, or such later date as the Underwriters shall designate, which date and time may be postponed by agreement between the Underwriters and the Sponsor (such date and time of delivery and payment for the Notes being herein called the "CLOSING DATE"). Delivery of the Notes (also referred to herein as the "DTC REGISTERED NOTES") shall be made to the respective accounts of the Underwriters through DTC, in each case against payment by the Underwriters to or upon the order of the Sponsor by wire transfer in immediately available funds.

4.   OFFERING BY UNDERWRITERS.

     4.1 It is understood that the Underwriters propose to offer the Notes for sale to the public as set forth in the Prospectus, and the Underwriters agree that all offers and sales by the Underwriters shall be made in compliance with all applicable laws and regulations. It is further understood that the Sponsor, in reliance upon a no-filing letter from the Attorney General of the State of New York granted pursuant to Policy Statement 105, has not and will not file an offering statement pursuant to Section 352-e of the General Business Law of the State of New York with respect to the Notes. As required by Policy Statement 105, each Underwriter therefore covenants and agrees with the Sponsor that sales of the Notes made by such Underwriter in and from the State of New York will be made only to institutional investors within the meaning of Policy Statement 105.

     4.2 It is understood that each Underwriter may prepare and provide to prospective investors certain Computational Materials and ABS Term Sheets (each as defined below) in connection with its offering of the Notes, subject to the following conditions to be satisfied by such Underwriter:

          (a) In connection with the use of Computational Materials, such Underwriter shall comply with all applicable requirements of the No-Action Letter of May 20, 1994 issued by the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation, as made applicable to other issuers and underwriters by the Commission in response to the request of the Public Securities Association dated May 24, 1994 (collectively, the "KIDDER/PSA LETTER"), as well as the PSA Letter referred to below. In connection with the use of ABS Term Sheets, such Underwriter shall comply with all applicable requirements of the No-Action Letter of February 17, 1995 issued by the Commission to the Public Securities Association (the "PSA LETTER" and, together with the Kidder/PSA Letter, the "NO-ACTION LETTERS").

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          (b)  For purposes hereof, "COMPUTATIONAL MATERIALS" as used herein shall have the meaning given to such term in the No-Action Letters, but shall include only those Computational Materials that have been prepared or delivered to prospective investors by or at the direction of such Underwriter. For purposes hereof, "ABS TERM Sheets" and "COLLATERAL TERM SHEETS" as used herein shall have the meanings given such terms in the PSA Letter but shall include only those ABS Term Sheets or Collateral Term Sheets that have been prepared or delivered to prospective investors by or at the direction of such Underwriter.

          (c) (i) All Computational Materials and ABS Term Sheets provided to prospective investors that are required to be filed pursuant to the No-Action Letters shall bear a legend on each page including the following statement:

          "THE INFORMATION HEREIN HAS BEEN PROVIDED SOLELY BY [NAME OF [APPLICABLE] UNDERWRITER]. NEITHER THE ISSUER OF THE NOTES NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION HEREIN. THE INFORMATION HEREIN IS PRELIMINARY AND WILL BE SUPERSEDED BY THE APPLICABLE PROSPECTUS SUPPLEMENT AND BY ANY OTHER INFORMATION SUBSEQUENTLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION."

               (ii) In the case of Collateral Term Sheets, such legend shall also include the following statement:

          "THE INFORMATION CONTAINED HEREIN WILL BE SUPERSEDED BY THE DESCRIPTION OF THE FINANCED STUDENT LOANS CONTAINED IN THE PROSPECTUS SUPPLEMENT RELATING TO THE NOTES AND [, EXCEPT WITH RESPECT TO THE INITIAL COLLATERAL TERM SHEET PREPARED BY THE UNDERWRITERS,] SUPERSEDES ALL INFORMATION CONTAINED IN ANY COLLATERAL TERM SHEETS RELATING TO THE FINANCED STUDENT LOANS PREVIOUSLY PROVIDED BY [NAME OF [APPLICABLE] UNDERWRITER]."

     The Sponsor shall have the right to require additional specific legends or notations to appear on any Computational Materials or ABS Term Sheets, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein. Notwithstanding the foregoing, SUBSECTIONS (c)(i) and (c)(ii) will be satisfied if all Computational Materials and ABS Term Sheets referred to therein bear a legend in a form previously approved in writing by the Sponsor.

          (d) Such Underwriter shall provide the Sponsor with representative forms of all Computational Materials and ABS Term Sheets prior to their first use, to the extent such forms have not previously been approved by the Sponsor for use by the Underwriters. Such

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Underwriter shall provide to the Sponsor, for filing on Form 8-K as provided in
SECTION 5.9, copies (in such format as required by the Sponsor) of all Computational Materials and ABS Term Sheets that are required to be filed with the Commission pursuant to the No-Action Letters. Such Underwriter may provide copies of the foregoing in a consolidated or aggregated form including all information required to be filed. All Computational Materials and ABS Term Sheets described in this SUBSECTION (d) must be provided to the Sponsor not later than 10:00 a.m. Denver time one business day before filing thereof is required pursuant to the terms of this Agreement. Such Underwriter agrees that it will not provide to any investor or prospective investor in the Notes any Computational Materials or ABS Term Sheets on or after the day on which Computational Materials and ABS Term Sheets are required to be provided to the Sponsor pursuant to this SECTION 4.2(d) (other than copies of Computational Materials or ABS Term Sheets previously submitted to the Sponsor in accordance with this SECTION 4.2(d) for filing pursuant to SECTION 5.9), unless such Computational Materials or ABS Term Sheets are preceded or accompanied by the delivery of a Prospectus to such investor or prospective investor.

          (e) All information included in the Computational Materials and ABS Term Sheets shall be generated based on substantially the same methodology and assumptions that are used to generate the information in the Prospectus Supplement as set forth therein; provided, however, that the Computational Materials and ABS Term Sheets may include information based on alternative methodologies or assumptions if specified therein. If any Computational Materials or ABS Term Sheets delivered by such Underwriter that are required to be filed were based on assumptions with respect to the Financed Student Loans that differ from the final pool of Financed Student Loans in any material respect or on Note structuring terms that were revised in any material respect prior to the printing of the Prospectus, such Underwriter shall prepare revised Computational Materials or ABS Term Sheets, as the case may be, based on the final pool of Financed Student Loans and final structuring assumptions, circulate such revised Computational Materials and ABS Term Sheets to all recipients of the preliminary versions thereof that indicated orally to such Underwriter they would purchase all or any portion of the Notes, and include such revised Computational Materials and ABS Term Sheets (marked, "as revised") in the materials delivered to the Sponsor pursuant to SUBSECTION (d) above.

          (f) The Sponsor shall not be obligated to file any Computational Materials or ABS Term Sheets that have been determined to contain any material error or omission, provided that, at the request of the applicable Underwriter, the Sponsor will file Computational Materials or ABS Term Sheets that contain a material error or omission if clearly marked "superseded by materials dated ____________" and accompanied by corrected Computational Materials or ABS Term Sheets that are marked "material previously dated ____________, as corrected." In the event that within the period during which the Prospectus relating to the Notes is required to be delivered under the Act, any Computational Materials or ABS Term Sheets delivered by an Underwriter are determined, in the reasonable judgment of the Sponsor or such Underwriter, to contain a material error or omission, such Underwriter shall prepare a corrected version of such Computational Materials or ABS Term Sheets, shall circulate such corrected Computational Materials and ABS Term Sheets to all recipients of the prior versions thereof that either indicated orally to such Underwriter they would purchase all or any portion of the Notes, or actually purchased all or any portion thereof, and shall deliver copies of such corrected Computational Materials and ABS Term Sheets (marked, "as corrected") to the Sponsor for filing with the Commission in a subsequent Form 8-K submission (subject to the Sponsor's obtaining an

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accountant's comfort letter in respect of such corrected Computational Materials and ABS Term Sheets, which shall be at the expense of such Underwriter).

          (g) If an Underwriter does not provide any Computational Materials or ABS Term Sheets to the Sponsor pursuant to subsection (d) above, such Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Notes that is required to be filed with the Commission in accordance with the No-Action Letters, and such Underwriter shall provide the Sponsor with a certification to that effect on the Closing Date.

          (h) In the event of any delay in the delivery by such Underwriter to the Sponsor of all Computational Materials and ABS Term Sheets required to be delivered in accordance with SUBSECTION (d) above, or in the delivery of the accountant's comfort letter in respect thereof pursuant to SECTION 5.9, the Sponsor shall have the right to delay the release of the Prospectus to investors or to the Underwriters, to delay the Closing Date and to take other appropriate actions, in each case as necessary in order to allow the Sponsor to comply with its agreement set forth in SECTION 5.9 to file the Computational Materials and ABS Term Sheets by the time specified therein.

          (i) Each Underwriter represents and warrants that it has in place, and covenants that it shall maintain internal controls and procedures which it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the No-Action Letters with respect to the generation and use of Computational Materials and ABS Term Sheets in connection with the offering of the Notes.

     Each Underwriter represents and warrants that, if and to the extent it provided any prospective investors with any Computational Materials or ABS Terms Sheets prior to the date hereof in connection with the offering of the Notes, all of the conditions set forth in CLAUSES (a) through (h) above have been or, to the extent the relevant condition requires action to be taken after the date hereof, will be, satisfied with respect thereto.

5.   AGREEMENTS.  The Sponsor agrees with the several Underwriters that:

     5.1 Before amending or supplementing the Registration Statement or the Prospectus with respect to the Notes, the Sponsor will furnish the Underwriters with a copy of each such proposed amendment or supplement.

     5.2 The Sponsor will cause the Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule.

     5.3 If, during the period after the first date of the public offering of the Notes in which a prospectus relating to the Notes is required to be delivered under the Act, any event occurs as a result of which it is necessary to amend or supplement the Prospectus, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations, the Sponsor promptly will prepare and furnish, at its own expense, to the

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Underwriters, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

     5.4 The Sponsor will furnish to the Underwriters, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as the Underwriters may reasonably request.

     5.5 The Sponsor agrees, so long as the Notes shall be outstanding, or until such time as the several Underwriters shall cease to maintain a secondary market in the Notes, whichever first occurs, to deliver to the Underwriters the annual statement as to compliance delivered to the Trustee pursuant to Section
12.01 of the Indenture and the annual statement of a firm of independent public accountants furnished to the Trustee pursuant to Section 12.02 of the Indenture, as soon as such statements are furnished to the Sponsor.

     5.6 The Sponsor will endeavor to arrange for the qualification of the Notes for sale under the laws of such jurisdictions as the Underwriters may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Notes; provided, however, that the Sponsor shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

     5.7 Except as herein provided, the several Underwriters shall be responsible only for paying all costs and expenses incurred by them, including the fees and disbursements of their counsel, in connection with the purchase and sale of the Notes.

     5.8 If, during the period after the Closing Date in which a prospectus relating to the Notes is required to be delivered under the Act, the Sponsor receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Notes is in effect, the Sponsor will advise the Underwriters of the issuance of such stop order.

     5.9 The Sponsor shall file the Computational Materials and ABS Term Sheets (if any) provided to it by the Underwriters under SECTION 4.2(d) hereof with the Commission pursuant to a Current Report on Form 8-K by 10:00 a.m. on the morning the Prospectus is delivered to the Underwriters or, in the case of any Collateral Term Sheet required to be filed prior to such date, by 10:00 a.m. Denver time, on the second business day following the first day on which such Collateral Term Sheet has been sent to a prospective investor; provided, however, that prior to such filing of the Computational Materials and ABS Term Sheets by the Sponsor, each Underwriter must comply with its obligations pursuant to SECTION 4.2 and the Sponsor must receive a letter from PricewaterhouseCoopers, LLP, certified public accountants, satisfactory in form and substance to the Sponsor, Capital Corp. and their respective counsels, to the effect that such accountants have performed certain specified procedures, all of which have been agreed to by the Sponsor, as a result of which they determined that all information that is included in the Computational Materials and ABS Term Sheets (if any) provided by the Underwriters to the

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Sponsor for filing on Form 8-K, as provided in SECTION 4.2 and this SECTION 5.9, is accurate except as to such matters that are not deemed by the Sponsor to be material. The Sponsor shall file any corrected Computational Materials described in Section 4.2(f) as soon as practicable following receipt thereof. The Sponsor also will file with the Commission within fifteen days of the issuance of the Notes a Current Report on Form 8-K (for purposes of filing the Basic Documents).

6. CONDITIONS TO THE OBLIGATIONS OF THE UNDERWRITERS. The Underwriters' obligation to purchase the Notes shall be subject to the following conditions:

     6.1 No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Sponsor, threatened by the Commission; and the Prospectus Supplement shall have been filed or transmitted for filing, by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

     6.2 Since January 1, 2003, there shall have been no material adverse change (not in the ordinary course of business) in the condition of the Sponsor or Capital Corp.

     6.3 The Sponsor shall have delivered to the Underwriters a certificate, dated the Closing Date, of an authorized officer of the Sponsor to the effect that:

          (a) the representations and warranties of the Sponsor in the Basic Documents to which it is a party are true and correct in all material respects;

          (b) the Sponsor has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

          (c) the information regarding the Sponsor contained in the Prospectus is fair and accurate in all material respects.

     6.4 Capital Corp. shall have delivered to the Underwriters a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of Capital Corp. to the effect that the signer of such certificate has examined this Agreement and the Basic Documents and that, to the best of his or her knowledge after reasonable investigation, the representations and warranties of Capital Corp. contained in this Agreement and the other Basic Documents to which Capital Corp. is a party are true and correct in all material respects.

          6.5 The Underwriters shall have received the opinions of Kutak Rock LLP, special counsel for the Sponsor and Capital Corp., dated the Closing Date as to such matters reasonably requested by the Underwriters, and the opinion of General Counsel for the Sponsor and Capital Corp., dated the Closing date as to such matters reasonably requested by the Underwriters.

     6.6 You shall have received an opinion addressed to you of Stroock & Stroock & Lavan LLP, in its capacity as Underwriter's Counsel, dated the Closing Date, in form and substance satisfactory to you.

     6.7 You shall have received the opinions addressed to you of Richards, Layton & Finger, in its capacity as counsel to the Owner Trustee and the Trust, dated the Closing Date and in form and substance satisfactory to you and your counsel.

     6.8 You shall have received an opinion addressed to you of counsel to the Trustee and the Eligible Lender Trustee, dated the Closing Date and in form and substance satisfactory to you and your counsel.

     6.9 You shall have received certificates addressed to you dated the Closing Date of the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, the principal financial officer or the principal accounting officer of the Sub-Servicer in which such officer shall state that, to the best of his or her knowledge after reasonable investigation, (i) the representations and warranties of the Sub-Servicer contained in the Subservicing Agreement are true and correct in all material respects, that the Sub-Servicer has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under such agreements at or prior to the Closing Date, (ii) that he or she has reviewed the Prospectus and that the information therein regarding the Sub-Servicer is fair and accurate in all material respects, and (iii) since the date set forth in such certificate, except as may be disclosed in the Prospectus, no material adverse change or any development involving a prospective material adverse change in, or affecting particularly the business or properties of the Sub-Servicer has occurred.

     6.10 The Underwriters shall have received an opinion of counsel to Great Lakes and Great Lakes Higher Education Guaranty Corporation, dated the Closing Date and satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

     6.11 You shall have received evidence satisfactory to you that, on or before the Closing Date, UCC-1 financing statements have been or are being filed in the office of the Secretary of State of the State of Delaware reflecting the grant of the security interest by the Trust in the Financed Student Loans and the proceeds thereof to the Trustee.

     6.12 You shall have received a certificate addressed to you dated the Closing Date from a responsible officer acceptable to you of the Trustee in the form and substance satisfactory to you and your counsel and to which shall be attached each Guarantee Agreement.

     6.13 The Underwriters shall have received a certificate dated the Closing Date from Great Lakes Higher Education Guaranty Corporation, satisfactory to the Underwriters and counsel for the Underwriters, certifying as to certain information with respect to such Guarantee Agency contained in the Prospectus.

     6.14 The Underwriters shall have received on the Closing Date from PricewaterhouseCoopers, LLP a letter dated the Closing Date, and in form and substance satisfactory to the Underwriters, to the effect that they have carried out certain specified procedures, not constituting an audit, with respect to certain information regarding the Financed Student Loans and setting forth the results of such specified procedures.

     6.15 The respective classes of Notes shall have been rated as set forth on
SCHEDULE I.

     6.16 The Sponsor will furnish the Underwriters with conformed copies of the above opinions, certificates, letters and documents as they reasonably request.

7.   INDEMNIFICATION AND CONTRIBUTION.

     7.1 The Sponsor and Capital Corp., jointly and severally, agree to indemnify and hold harmless each Underwriter and each person, if any, who controls such Underwriter within the meaning of either Section 15 of the Act or
Section 20 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Notes as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Prospectus or incorporated by reference therein (if used within the period set forth in SECTION 5.3 hereof and as amended or supplemented if the Sponsor shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon any information with respect to which the Underwriters have agreed to indemnify the Sponsor pursuant to SECTION 7.2; provided that none of the Sponsor, Capital Corp. or any Underwriter will be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein relating to the Excluded Information, or any information included in Computational Materials or ABS Term Sheets that have been superseded by revised Computational Materials or ABS Terms Sheets (any such information, the "EXCLUDED POOL INFORMATION") provided that such Underwriter has complied with its obligation to circulate revised Computational Materials and ABS Terms Sheets in accordance with SECTION 4.2(e) and has delivered them to the Sponsor no later than one (1) Business Day after delivery to investors.

     7.2 Each Underwriter agrees, severally and not jointly to indemnify and hold harmless the Sponsor, Capital Corp., their respective directors or officers and any person who controls the Sponsor or Capital Corp. within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in SECTION 7.1 above from the Sponsor and Capital Corp. to the Underwriters, but only with respect to (i) the Underwriter Information relating to such Underwriter or supplied by such Underwriter to the Sponsor for inclusion in the Prospectus Supplement and (ii) the Computational Materials and ABS Term Sheets delivered to investors in the Notes by such Underwriter, except to the extent of any errors in the Computational Materials or ABS Term Sheets that are caused by errors in the tape provided by the Sponsor that was used to create such Computational Materials or ABS Term Sheets; provided, however, that the indemnification set forth in this SECTION 7.2 shall not apply to the extent of any errors in the Computational Materials or ABS Term Sheets that are caused by Excluded Information provided that such Underwriter has complied with its obligation to circulate revised Computational Materials and ABS Terms Sheets in accordance with SECTION 4.2(e) and has delivered them to the Sponsor (or its counsel) no later than one (1) Business Day after delivery to investors. In addition, the Underwriter agrees to indemnify and hold harmless the Sponsor, Capital Corp., their respective directors or officers and any person who controls the Sponsor or Capital Corp. within the meaning of either
Section 15 of the Act or Section 20 of the

Exchange Act against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) caused by, resulting from, relating to, or based upon any legend regarding original issue discount on any Underwritten Certificate resulting from incorrect information provided by such Underwriter in the certificate described in SECTION 4.3 hereof.

     7.3 In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either SECTION 7.1 or 7.2, such person (the "INDEMNIFIED PARTY") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or
(ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by the Underwriters, in the case of parties indemnified pursuant to SECTION 7.1, and by the Sponsor or Capital Corp., in the case of parties indemnified pursuant to SECTION 7.2. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith, provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding, effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or, if such settlement provides for release of the indemnified party in connection with all matters relating to the proceeding which have been asserted against the indemnified party in such proceeding by the other parties to such settlement, without the consent of the indemnified party.

     7.4 If the indemnification provided for in this SECTION 7 is unavailable to an indemnified party under SECTION 7.1 or 7.2 hereof or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect not only the relative benefits received by the Sponsor and Capital Corp. on the one hand and any of the Underwriters on the other from the offering of the Notes but also the relative fault of the Sponsor and Capital Corp. on the one hand and any of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Sponsor and Capital Corp. on the one hand and of any of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Sponsor or Capital Corp. or by an Underwriter, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     7.5 The Sponsor, Capital Corp. and the Underwriters agree that it would not be just and equitable if contribution pursuant to this SECTION 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in SECTION 7.4 above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this SECTION 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim except where the indemnified party is required to bear such expenses pursuant to SECTION 7.4; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent that the indemnifying party believes that it will be ultimately obligated to pay such expenses. In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     7.6 The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Sponsor and Capital Corp. in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of an Underwriter or any person controlling an Underwriter or by or on behalf of the Sponsor or Capital Corp. and their respective directors or officers or any person controlling the Sponsor or Capital Corp. and (iii) acceptance of and payment for any of the Notes.

8. TERMINATION. This Agreement shall be subject to termination by notice given to the Sponsor and Capital Corp., if the sale of the Notes provided for herein is not consummated because of any failure or refusal on the part of the Sponsor or Capital Corp. to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Sponsor or Capital Corp. shall be unable to perform their respective obligations under this Agreement. If the Underwriters terminate this Agreement in accordance with this SECTION 8, the Sponsor or Capital Corp. will reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel) that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and sale of the Notes.

9. DEFAULT BY AN UNDERWRITER. If any Underwriter shall fail to purchase and pay for any of the Notes agreed to be purchased by such Underwriter hereunder and such failure to purchase shall constitute a default in the performance of its obligations under this Agreement, the remaining Underwriters shall be obligated to take up and pay for the Notes that the defaulting Underwriter agreed but failed to purchase; provided, however, that in the event that the initial principal amount of Notes that the defaulting Underwriter agreed but failed to purchase shall exceed 10% of the aggregate principal balance of all of the Notes set forth in SCHEDULE I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such nondefaulting Underwriters do not purchase all of the Notes, this Agreement will terminate without liability to the nondefaulting Underwriters, the Sponsor or Capital Corp.. In the event of a default by any Underwriter as set forth in this SECTION 9, the Closing Date for the Notes shall be postponed for such period, not exceeding seven days, as the nondefaulting Underwriters shall determine in order that the required changes in the Registration Statement, the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Sponsor and to any nondefaulting Underwriter for damages occasioned by its default hereunder.

10. CERTAIN REPRESENTATIONS AND INDEMNITIES TO SURVIVE. The respective agreements, representations, warranties, indemnities and other statements of the Sponsor, Capital Corp., the Underwriters or the officers of any of the Sponsor, Capital Corp. and the Underwriters set forth in or made pursuant to this Agreement, will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter or made by or on behalf of the Sponsor or Capital Corp. or any of their respective officers, directors or controlling persons, and will survive delivery of and payment for the Notes.

11. NOTICES. All communications hereunder will be in writing and effective only on receipt, and, if sent to any of the Underwriters, will be mailed, delivered or telegraphed and confirmed to the each Representative at the following address: Salomon Smith Barney Inc., 388 Greenwich Street, 35th Floor, New York, New York 10013, Attention: Harry Apfel, and GMAC Commercial Holding Capital Markets Corp., 1801 California Street, Suite 3700, Denver, Colorado 80202, Attention: Conrad Suszynski; or, if sent to the Sponsor, will be mailed, delivered or telegraphed and confirmed to it at 1801 California Street, Suite 3700, Denver, Colorado 80202, Attention: Ronald W. Page; or, if sent to Capital Corp., will be mailed, delivered or telegraphed and confirmed to it at 1801 California Street, Suite 3700, Denver, Colorado 80202, Attention: Ronald W. Page.

12. SUCCESSORS. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in SECTION 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

13. APPLICABLE LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK.

14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

                               [SIGNATURES FOLLOW]

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Sponsor, Capital Corp. and the Underwriters.

                                           Very truly yours,

                                           GMAC ELF LLC


                                           By:  /s/ Ronald W. Page
                                                ----------------------------
                                                Name:  Ronald W. Page
                                                Title: Vice President


                                           GMAC COMMERCIAL HOLDING
                                           CAPITAL CORP.

                                           By:  /s/ Gene Persinger
                                                ----------------------------
                                                Name:  Gene Persinger
                                                Title: Senior Vice President


The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

SALOMON SMITH BARNEY INC.

By:  /s/ Harry T. Apfel
     -----------------------------
     Name:  Harry T. Apfel
     Title:  Managing Director

GMAC COMMERCIAL HOLDING CAPITAL
MARKETS CORP.

By:  /s/ William Lawrence
     -----------------------------
     Name: William Lawrence
     Title: Vice President

                                   SCHEDULE I

As used in this Agreement, the term "Registration Statement" refers to the registration statement No. 333-102760 filed by GMAC ELF LLC and GMAC Education Loan Funding Trust-I on Form S-3 and declared effective by the Commission.

                  TITLE AND DESCRIPTION OF THE REGISTERED NOTES

GMAC ELF Student Loan Asset-Backed Notes, Series 2003-1, Class A-1AR, Class A-2AR, Class A-3AR and Class B-1AR

Underwriters: Salomon Smith Barney Inc. ("SSMB") and GMAC Commercial Holding Capital Markets Corp. ("Capital Corp.")

Underwriting Agreement, dated March 20, 2003

Cut-off Date: Closing Date

Allocations: Subject to the terms and conditions of the Underwriting Agreement, each Underwriter has agreed to purchase the percentage of each class of Notes as set forth below:

                                ALLOCATION TABLE

     UNDERWRITER     CLASS A-1AR     CLASS A-2AR     CLASS A-3AR     CLASS B-1AR
     -----------     -----------     -----------     -----------     -----------
     SSMB                100%           100%              0%             100%

     Capital Corp.         0%             0%            100%               0%

     Total               100%           100%            100%             100%


        Class      Initial Class Principal                           Ratings
     Designation          Balance            Purchase Price(1)   Fitch/Moody's/S&P
     -----------   -----------------------   ----------------    -----------------
     A-1AR              $  78,000,000                 99.65%         AAA/Aaa/AAA
     A-2AR              $  78,000,000                 99.65%         AAA/Aaa/AAA
     A-3AR              $  50,000,000                 99.65%         AAA/Aaa/AAA
     B                  $  14,000,000                 99.65%           A/A2/A
     Total              $ 220,000,000          $219,230,000

----------
     (1) Expressed as a percentage of the Class Principal Balance of the relevant class of Notes to be purchased hereunder.

Closing Time, Date and Location: 11:00 a.m. Denver time on March 21, 2003 at the offices of Kutak Rock LLP. Issuance and delivery of Registered Notes: Each class of Registered Notes will be issued as one or more Notes registered in the name of Cede & Co., as nominee of The Depository Trust Company. Beneficial owners will hold interests in such Notes through the book-entry facilities of The Depository Trust Company, in minimum denominations of initial principal balance of $50,000 and in any whole dollar denomination in excess thereof.

                                    EXHIBIT A

                  EXCLUDED INFORMATION OF PROSPECTUS SUPPLEMENT

                                      None.

                                    EXHIBIT B

                             UNDERWRITER INFORMATION

                   (All circled text and tables are excluded)

                              PLAN OF DISTRIBUTION

     SUBJECT TO THE TERMS AND CONDITIONS OF THE UNDERWRITING AGREEMENT BETWEEN US AND THE UNDERWRITERS NAMED BELOW, WE AGREE TO SELL TO EACH OF THE UNDERWRITERS, AND EACH OF THE UNDERWRITERS WILL AGREE TO PURCHASE FROM US, THE PRINCIPAL AMOUNT OF THE NOTES SET FORTH OPPOSITE ITS NAME.

                                    CLASS A-1AR     CLASS A-2AR    CLASS A-3AR    CLASS B-1AR
         UNDERWRITER                   NOTES           NOTES          NOTES          NOTES
         -----------               ------------    ------------   ------------   ------------
SALOMON SMITH BARNEY INC.          $ 78,000,000    $ 78,000,000   $          0   $ 14,000,000
GMAC COMMERCIAL HOLDING CAPITAL
   MARKETS CORP.                   $          0    $          0   $ 50,000,000   $          0
                                   ------------    ------------   ------------   ------------

         TOTAL                     $ 78,000,000    $ 78,000,000   $ 50,000,000   $ 14,000,000
                                   ------------    ------------   ------------   ------------

     The underwriters have agreed to purchase all of the notes listed above if any of the notes are purchased. THE UNDERWRITERS HAVE ADVISED THAT THEY PROPOSE TO OFFER THE NOTES TO THE PUBLIC INITIALLY AT THE RESPECTIVE OFFERING PRICES SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS SUPPLEMENT. Until the distribution of notes is completed, the rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase the notes. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the notes. These transactions consist of bids to purchase and open market purchases and sales for the purpose of pegging, fixing or maintaining the price of the notes.

     Purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases.

     In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer's short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealer who sold those notes as part of the offering.

     In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of such transactions.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     WE HAVE BEEN ADVISED BY THE UNDERWRITERS THAT THEY PRESENTLY INTEND TO MAKE A MARKET IN THE NOTES; HOWEVER, THEY ARE NOT OBLIGATED TO DO SO. In addition, any market-making may be discontinued at any time, and an active public market for the notes may not develop.

     From time to time, the underwriters or their affiliates may perform investment banking and advisory services for, and may provide general financing and banking services to us and its affiliates. From time to time, we may invest funds in the reserve fund and other accounts under the indenture in eligible instruments either acquired from the underwriters or issued by affiliates of the underwriters.

     The underwriting agreement will provide that we will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and we have agreed to reimburse the underwriters for the fees and expenses of their counsel.

     This prospectus supplement and the prospectus may be used by our affiliates, to the extent required, in connection with market making transactions in the offered notes. The affiliates may act as principal or agent in such transactions.

     SALOMON SMITH BARNEY INC., WHICH IS ONE OF THE UNDERWRITERS OF THE NOTES, IS RELATED TO CITIBANK, N.A., THE COUNTERPARTY FOR THE LIBOR DERIVATIVE PRODUCT AGREEMENTS.

                                        2